EX-99.D9

Schedule A,

dated November 6, 2012,

as last amended, January 23, 2015,

to the

Sub-Advisory Agreement

by and between

Index Management Solutions, LLC

and Krane Funds Advisors, LLC

Fund	Effective Date
KraneShares CSI China Internet ETF	7/31/2014
KraneShares CSI China Consumer Staples ETF
KraneShares CSI China Consumer Discretionary ETF
KraneShares CSI New China ETF	7/22/2014
KraneShares CSI China Urbanization ETF
KraneShares Dow Jones China Select Dividend ETF
KraneShares FTSE Emerging Markets Plus ETF	1/23/2015

•	5.0 basis points (0.05%) per annum on the fund’s daily average net assets up to $50 Million
•	4.0 basis points (0.04%) per annum on the next $50 Million
•	3.0 basis points (0.03%) per annum on the excess

Minimum Annual Fees:

Each fund will be subject to the following minimum fee schedule:

•	$20,000 minimum annual fee per fund

Index Management Solutions, LLC (“IMS”) will manage the soft dollar program for KraneShares, LLC. IMS will have discretion over payments made using soft dollars.

The above Annual Fees will be billed monthly in arrears based on the average daily market value of each Fund or at the minimum rate applied pro rata.

Additions noted in bold.